Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

ICG

Investor Relations

610-727-6900

IR@icg.com

ICG GROUP ANNOUNCES COMPLETION OF SALE OF PROCURIAN TO ACCENTURE

FOR $375 MILLION

ICG Emerges as Pure-Play Cloud Computing Company

Radnor, PA — (December 5, 2013) — ICG Group, Inc. (Nasdaq: ICGE) (“ICG”) today announced the consummation of the sale of Procurian Inc. (“Procurian”), a leading specialist in procurement solutions, to an affiliate of Accenture plc (NYSE:ACN) for $375 million in cash, subject to adjustment for working capital, cash, debt and other items. ICG will realize approximately $328 million for its stake in Procurian. A portion of ICG’s proceeds are being held in escrow and will be subject to potential indemnification claims; subject to any such claims, the escrowed proceeds will be released to ICG on or around December 4, 2014. ICG does not expect to owe any income taxes in connection with the transaction.

“With the sale of Procurian complete, we are excited to execute against our growth strategy as a pure-play cloud company,” said Walter Buckley, ICG’s Chief Executive Officer. “Given the vast market opportunity for cloud computing, our experience in building market-leading positions and our strong balance sheet, we are well positioned to create stockholder value by expanding our platform.”

About ICG

ICG brings the power of the cloud to industry-specific vertical markets, including public sector, compliance and insurance. ICG is headquartered in Radnor, Pennsylvania. For more information, please go to www.icg.com.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our customers, our ability to retain existing customer relationships and secure new ones, our ability to compete successfully against alternative solutions, our ability to timely and effectively respond to technological developments, our ability to retain key personnel, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, and other risks and uncertainties detailed in ICG’s filings with the U.S. Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.